EXHIBIT 99.1

COACHMEN INDUSTRIES, INC.
 2831 Dexter Drive o P.O. Box 3300 o Elkhart, Indiana 46515 o 574/262-0123 o Fax 574/262-8823

NEWS RELEASE

For immediate release, Monday, March 28, 2005

COACHMEN AND COLEMAN REACH SETTLEMENT AGREEMENT

Elkhart, Ind. — Coachmen Industries, Inc. (NYSE: COA) and The Coleman Company, Inc. (“Coleman”) have reached an agreement to settle the differences at issue in the lawsuit between the parties.

Coachmen filed the lawsuit against Coleman in Federal Court in Kansas in November 2004 after a Kansas State Court enjoined Coleman from licensing Coachmen to use the Coleman® trademark on recreational vehicles (“RVs). Coachmen sought an injunction from the Federal Court to require Coleman to continue to license Coachmen to use the Coleman trademark.

As part of the settlement, the parties will dismiss the litigation and the license agreement between Coachmen and Coleman shall be null and void. In addition, Coleman will reimburse Coachmen for certain expenses it incurred under the License agreement.

Both Coachmen and Coleman indicated that dismissing the litigation and moving forward would be mutually beneficial for both parties. “We are obviously disappointed that our licensing relationship with Coleman will not develop as contemplated. However, we believe it is in the best interests of all concerned to bring this matter to a prompt conclusion so that we can all move forward ” said Claire C. Skinner, Chairman and CEO of Coachmen Industries, Inc.

Coleman and its parent, American Household Inc., was acquired last month by Jarden Corporation (NYSE: JAH). In commenting on the settlement, Jarden Chairman and CEO, Martin Franklin said “I would like to express my admiration and respect for Coachmen and wish them the best of success in the future.”

Coachmen Industries, Inc. is one of America’s leading manufacturers of recreational vehicles, systems-built homes and commercial buildings, with prominent subsidiaries in each industry. The Company’s well-known RV brand names include COACHMEN®, GEORGIE BOY™, SPORTSCOACH® and VIKING®. Through ALL AMERICAN HOMES®, Coachmen is one of the nation’s largest producers of systems-built homes, and also a major builder of commercial structures with its ALL

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Coachmen and Coleman Reach Settlement Agreement

March 28, 2005
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AMERICAN BUILDING SYSTEMS™ and MILLER BUILDING SYSTEMS™ products. Prodesign, LLC, produces custom thermoformed plastic parts for numerous industries under the PRODESIGN® brand. Coachmen Industries, Inc. is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the ticker COA.

For more information:
      Rich Allen, Corporate Communications, Coachmen Industries, Inc.
      574-262-0123 (Elkhart, Ind.)
      rallen@coachmen.com
      www.coachmen.com

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